Exhibit 99.1

Chimera Investment Corporation Reports 2nd Quarter Core EPS of $0.18; Continuing to Manage During Inhospitable Markets

NEW YORK--(BUSINESS WIRE)--Chimera Investment Corporation (NYSE: CIM) today reported Core Earnings for the quarter ending June 30, 2008 of $6.9 million or $0.18 per average share as compared to Core Earnings of $10.1 million or $0.27 per average share for the quarter ended March 31, 2008. “Core Earnings” is a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, unrealized gains and losses, realized gains and losses on sales and terminations of interest rate swaps and other items that do not affect realized net income, regardless of whether such items are included in other comprehensive income or loss, or in net income. The Company reported GAAP net income of $33.9 million or $0.87 per average share and a GAAP net loss of $54.9 million or $1.46 per average share for the quarters ended June 30, 2008 and March 31, 2008, respectively.

For the quarter ended June 30, 2008 the Company recorded unrealized gains on interest rate swaps of $25.6 million as compared to unrealized losses of $31.5 million for the quarter ended March 31, 2008.

The Company declared common dividends of $0.16 per share and $0.26 per share for the quarter ended June 30, 2008 and March 31, 2008, respectively. The annualized dividend yield on the Company’s common stock for the second quarter, based on the June 30, 2008 closing price of $9.01, was 7.10%. On a Core Earnings basis, the Company provided an annualized return on average equity of 6.88% and 8.44% for the quarters ending June 30, 2008 and March 31, 2008, respectively. On a GAAP basis, the Company provided an annualized return on average equity of 33.60% and (45.86%) for the quarters ending June 30, 2008 and March 31, 2008, respectively.

Matthew J. Lambiase, Chief Executive Officer and President of Chimera, commented on the quarter’s results. “The second quarter results for Chimera reflect the fact that conditions in the non-conforming sector of the mortgage market remain challenging. Even as our loan and securities portfolio has performed well, we continue to see pressure related to asset valuations and liquidity. We endeavor to manage through this difficult environment by focusing on the company’s liquidity position and the long-term interests of our shareholders.”

For the quarter ending June 30, 2008, the annualized yield on average earning assets was 6.18% and the annualized cost of funds on the average borrowed funds was 5.53% for an interest rate spread of 0.65%. This is a 175 basis point decrease over the 2.40% annualized interest rate spread for the quarter ended March 31, 2008. The weighted average yield on assets was 6.18% and the weighted average cost of funds was 5.35% at June 30, 2008. At March 31, 2008, the weighted average yield on assets was 6.32% and the weighted average cost of funds was 4.67%. Leverage at June 30, 2008 was 3.6:1 and at March 31, 2008, 3.4:1.

Residential mortgage-backed securities comprised 61.8% of the Company’s portfolio at June 30, 2008. The balance of the portfolio was comprised of 30.5% loans collateralizing secured debt, and 7.7% residential mortgage loans. At June 30, 2008, the Company had entered into interest rate swaps with a notional amount of $1.0 billion. The purpose of the swaps is to mitigate the risk of rising interest rates that affect the Company’s cost of funds.

The following table summarizes portfolio information for the Company:

	For the Quarter Ended June 30, 2008	For the Quarter Ended March 31, 2008
Leverage at period-end	3.6:1	3.4:1
Residential mortgage-backed securities as a % of portfolio	61.8%	78.1%
Residential mortgage loans as a % of portfolio	7.7%	21.9%
Loans collateralizing secured debt as a % of portfolio	30.5%	-
Fixed-rate investments as % of portfolio	20.0%	15.3%
Adjustable-rate investments as % of portfolio	80.0%	84.7%
Fixed-rate investments
Residential mortgage-backed securities as a % of fixed-rate assets	16.0%	27.0%
Residential mortgage loans as a % of fixed-rate assets	15.2%	73.0%
Loans collateralizing secured debt as a % of fixed-rate assets	68.8%	-
Adjustable-rate investments
Residential mortgage-backed securities as a % of adjustable-rate assets	73.2%	87.3%
Residential mortgage loans as a % of adjustable-rate assets	5.8%	12.7%
Loans collateralizing secured debt as a % of adjustable-rate assets	21.0%	-
Annualized yield on average earning assets during the period	6.18%	6.63%
Annualized cost of funds on average repurchase agreements balance during the period	5.53%	4.23%
Annualized interest rate spread during the period	0.65%	2.40%
Weighted average yield on assets at period-end	6.18%	6.32%
Weighted average cost of funds at period-end	5.35%	4.67%

The Company’s portfolio is comprised entirely of high credit quality mortgage-backed securities and whole residential mortgage loans. At June 30, 2008 and March 31, 2008, the Company’s mortgage-backed securities portfolio was composed of AAA-rated securities and its mortgage loan portfolio had no loans 60 days delinquent. During the quarter ending June 30, 2008 the Company recorded a $15 thousand reduction to its loan loss provision in general and administrative expenses as compared to a $1.2 million loan loss provision recorded for the quarter ended March 31, 2008. The Company discontinues accrual of income on loans that become 60 days delinquent until such time as the loan again becomes performing. At June 30, 2008 there were no non-performing loans.

The Constant Prepayment Rate was 12% and 8% during the quarters ending June 30, 2008 and March 31, 2008, respectively. The weighted average cost basis was 100.9 and 99.7 as of June 30, 2008 and March 31, 2008, respectively. The net amortization of premiums and accretion of discounts on investments was $318 thousand and $615 thousand for the quarter ended June 30, 2008 and March 31, 2008, respectively. The total net discount remaining un-accreted at June 30, 2008 was $1.5 million as compared to $4.1 million discount at March 31, 2008.

General and administrative expenses, including the base management fee, as a percentage of average interest earning assets were 0.71% and 1.23% for the quarters ending June 30, 2008 and March 31, 2008, respectively. At June 30, 2008 and March 31, 2008, the Company had a common stock book value per share of $9.94 and $11.11, respectively.

Chimera is a specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 38,999,850 shares of common stock outstanding.

The Company will hold the second quarter 2008 earnings conference call on Friday, August 1, at 10:00 a.m. EST. The number to call is 800-299-7928 for domestic calls and 617-614-3926 for international calls and the pass code is 32307896. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 14192596. The replay is available for 48 hours after the earnings call. There will be a web cast of the call on www.chimerareit.com. If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our absence of an operating history, our use of leverage, changes in the yield curve, the availability of mortgage loans, mortgage-backed securities and other real estate assets for purchase, changes in the market value of our assets, our ability to obtain financing and the terms of financing, general volatility of the securities markets in which we invest, interest rate mismatches between our assets and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of mortgage assets and the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, market trends in our industry, interest rates, the debt securities markets or the general economy, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (dollars in thousands, except per share data)

	June 30, 2008 (unaudited)	March 31, 2008 (unaudited)	December 31, 2007 (1)

ASSETS

Cash and cash equivalents	$49,889	$91,370	$6,026
Restricted cash	29,507	102,834	1,350
Mortgage-Backed Securities, at fair value	1,116,586	1,229,780	1,124,290
Loans held for investment, net of allowance for loan losses of $546 thousand, $1.3 million, and $81 thousand, respectively	150,083	361,594	162,371
Securitized loans held for investment, net of allowance for loan losses of $698 thousand	613,580	-	-
Receivable for investments sold	-	113,581	-
Reverse repurchase agreements	-	-	265,000
Accrued interest receivable	9,863	9,993	6,036
Other assets	1,648	892	563

Total assets	$1,971,156	$1,910,044	$1,565,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$909,089	$1,439,534	$270,584
Collateralized debt obligation	504,397	-
Payable for investments purchased	146,824	-	748,920
Accrued interest payable	3,518	3,207	415
Dividends payable	6,044	9,814	943
Accounts payable and other liabilities	3,540	2,528	1,729
Interest rate swaps, at fair value	10,065	35,649	4,156

Total liabilities	1,583,477	1,490,732	1,026,747

Stockholders’ Equity:
Common stock: par value $.01 per share; 500,000,000 authorized, 38,999,850, 37,744,918, and 37,705,563 outstanding, respectively	378	377	377
Additional paid-in capital	533,026	532,818	532,208
Accumulated other comprehensive (loss) income	(104,981)	(45,285)	10,153
Accumulated deficit	(40,744)	(68,598)	(3,849)

Total stockholders’ equity	387,679	419,312	538,889

Total liabilities and stockholders’ equity	$1,971,156	$1,910,044	$1,565,636

(1) Derived from the audited financial statements at December 31, 2007.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (dollars in thousands, except per share data)

	For the Quarter Ended June 30, 2008 (unaudited)	For the Quarter Ended March 31, 2008 (unaudited)	For the 6 Months Ended June 30, 2008 (unaudited)	For the Period November 21, 2007 (date operations commenced) through December 31, 2007 (1)

Interest income	$29,951	$28,194	$58,145	$3,492

Interest expense	20,025	14,022	34,047	415

Net interest income	9,926	14,172	24,098	3,077

Unrealized gains (losses) on interest rate swaps	25,584	(31,493)	(5,909)	(4,156)
Realized gains (losses) on sales of investments	1,644	(32,819)	(31,175)	-
Realized gains on terminations of interest rate swaps	123	-	123	-

Net Investment Income (Expense)	37,277	(50,140)	(12,863)	(1,079)

Expenses
Management fee	2,228	2,227	4,455	1,217
General and administrative expenses	1,152	2,565	3,718	605
Total expenses	3,380	4,792	8,173	1,822

Income (loss) before income taxes	33,897	(54,932)	(21,036)	(2,901)

Income taxes	-	3	3	5

Net income (loss)	$33,897	$(54,935)	$(21,039)	$(2,906)

Net income (loss) per share – basic and diluted	$0.87	$(1.46)	$(.54)	$(.08)

Weighted average number of shares outstanding - basic and diluted	38,999,850	37,744,486	38,995,096	37,401,737

Net income (loss)	$33,897	$(54,935)	$(21,039)	$(2,906)
Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale securities	(58,051)	(88,257)	(136,155)	10,153
Reclassification adjustment for realized (gains) losses included in income	(1,644)	32,819	31,175	-
Other comprehensive (loss) income	(59,695)	(55,438)	(104,981)	10,153
Comprehensive (loss) income	$(25,798)	$(110,373)	$(126,020)	$7,247

(1) Derived from the audited financial statements for the period November 21, 2007 (date operations commenced) through December 31, 2007.

CONTACT:
Chimera Investment Corporation
Investor Relations
1-866-315-9930
www.chimerareit.com